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                                                                    EXHIBIT 10.4


                                   PEOPLEPC
                            SALES FINANCE AGREEMENT

This Agreement is by and between MBNA AMERICA BANK, N.A., a national banking association having its principal place of business in Wilmington, Delaware ("MBNA"), and PEOPLEPC, INC, a Delaware corporation having its principal place of business in San Francisco, California ("PeoplePC") for themselves, and their respective successors and assigns. The Effective Date of this Agreement is as set forth in Section 1(e) below.

WHEREAS, PeoplePC is and will be engaged in the business of providing personal computers and related goods and services to its Members; and

WHEREAS, MBNA is engaged in the business of providing various consumer credit products; and

WHEREAS, PeoplePC and MBNA desire that MBNA provide various Loan Accounts to Members, certain of which shall be offered in conjunction with a purchase financing program for PeoplePC Products.

1.   DEFINITIONS

When used in this Agreement,

(a)  "Agreement" means this agreement and Schedules A, B, C, and D, and Exhibit
     1.

(b) "Completed Application" means an application for a Loan Account submitted by a Member to MBNA, pursuant to the Referral Procedures, and for which no additional information is required by MBNA prior to decisioning, as determined solely by MBNA. A Completed Application shall include, at a minimum the following completed application fields: (i) name; (ii) address; (iii) social security number; (iv) home and business phone; (v) date of birth; (vi) annual salary; and, (viii) employer.

(c)  "Customer" means any Member who is a participant in the Program.

(d) "Credit Information" means all information collected by MBNA in connection with a Member's credit application, including credit reports and credit scores, and all subsequent transactions and all other activity on a Loan Account, and the Loan Accounts themselves.

(e) "Effective Date" means the day on which the last of the following events occurs: (a) this Agreement is mutually executed by the parties, and (b) MBNA provides PeoplePC with initial written approval over the PeoplePC website pursuant to Section 4(c).

(f) "Loan Account" means a revolving loan account opened by a Customer in response to marketing efforts made pursuant to the Program. The Loan Account is proprietary to MBNA and

                                       1
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and will have the terms and features listed on Schedule A, as they may be modified pursuant to Section 9 of this Agreement.

(g) "Member" means any end-user purchaser or potential purchaser of PeoplePC Products and/or other potential participants mutually agreed upon by PeoplePC and MBN.

(h) "Member Information" means demographic and other information concerning the Members commonly collected by PeoplePC in its ordinary course of business, in conjunction with an application for membership with PeoplePC.

(i) "PeoplePC Products" means the personal computers and other products and services created, provided or offered by PeoplePC, its employees, agents and representatives and other items financed with a Loan Account, as mutually agreed upon by the parties.

(j) "Phase 1" means the initial period of this Agreement beginning on the Effective Date and ending at 11:59 PM on March 20, 2000, or at an earlier date as determined by PeoplePC and agreed to by MBNA.

(k) "Pre-Effective Date Applications" means those applications for credit submitted by Members prior to the Effective Date.

(l) "Program" means the marketing, origination and processing of the Loan Accounts and all related rights and obligations of PeoplePC and MBNA related thereto as set forth in this Agreement.

(m) "Referral Procedures" means the procedures provided by MBNA pursuant to which Members interested in Loan Accounts will be referred to MBNA or otherwise offered Loan Accounts, as the Procedures may be amended from time to time.

(n) "Settlement Account" means a banking account designated by PeoplePC and described on Schedule C hereto, to be used for receipt of certain Loan Account proceeds.

(o) "Trademarks" means any design, image, visual representation, logo, service mark, trade dress, trade name, or trademark used or acquired by MBNA or PeoplePC, as the case may be, during the term of this Agreement.

2.   TWO PHASE PROGRAM ROLL-OUT

The parties agree to make the Program available to Members in two separate phases.

(a) Phase 1: During Phase 1, MBNA shall approve only those Members with FICO credit scores of 650 or higher (and which otherwise meet MBNA's credit approval criteria), and shall decline all other Member applications for credit. For all such applications approved by MBNA during Phase 1, MBNA shall offer a Loan Account with an annual percentage rate of approximately 10.95% for PeoplePC Product purchases, and PeoplePC shall pay to MBNA a discount payment equal to the amount described on Schedule B (the "Phase 1 Discount") for such Loan Account. The total aggregate Phase 1 Discount earned by MBNA each day shall be offset on a daily basis against

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PeoplePC's Settlement Account. All other rights and obligations for the parties otherwise set forth in this Agreement shall apply during Phase 1.

(b) Post Phase 1: After the completion of Phase 1, MBNA shall apply its then-current standard Loan Account application decisioning strategies, as they may be modified from time to time, in decisioning Member applications for credit (including the use of a sliding scale of annual percentage rates based on credit worthiness, among other things); provided, however, that Members with FICO credit scores of 710 or higher (and which otherwise meet MBNA's credit approval criteria) will be approved for a Loan Account with an APR of approximately 10.95% for PeoplePC Product purchases. MBNA shall notify PeoplePC of each such member approved at such a rate and PeoplePC shall pay to MBNA a discount payment equal to the amount described on Schedule B (the "Standard Discount") for such Loan Account. The total aggregate Standard Discount earned by MBNA each day shall be offset on a daily basis against PeoplePC's Settlement Account. All other rights and obligations for the parties otherwise set forth in this Agreement shall apply after Phase 1.

3.   MBNA RIGHT OF FIRST DECISION

(a) Subject to subsection 3(b) below, PeoplePC shall refer one hundred percent (100%) of its Members desiring financing to MBNA for initial decisioning (the "Right of First Decision"). If a Loan Account application is declined by MBNA, PeoplePC shall be free to refer the Member to a third party lender; provided that MBNA has no obligation whatsoever to assist in such application referral, and shall incur no expense in regard to any such application referral.

(b) MBNA's Right of First Decision shall not be deemed to apply to the extent that a PeoplePC affiliate offers consumer-purpose financing to Members of the type offered by MBNA. In the event that any PeoplePC affiliate issues consumer-purpose loans or lines of credit to Members, and such affiliate elects to sell the portfolio of such accounts, in its ordinary course of business, then MBNA shall have a right of first refusal to purchase that portfolio, the terms of such a purchase and sale to be negotiated at that time. MBNA will notify PeoplePC (or the seller if different from PeoplePC) of its intent to exercise such right with thirty (30) days after MBNA's receipt of the notice of sale, pursuant to Section 15(f) hereof.

4.   PROGRAM

(a) Design and Administration: Subject to PeoplePC's rights of prior approval as otherwise set forth herein, MBNA shall design, develop and administer the Program for the Members. The Program will offer Customers the right to request additional advances on Loan Accounts. MBNA reserves the right to evaluate the Program periodically to determine its compliance with applicable laws, rules and regulations and make all adjustments to the Loan Accounts and the Program, as deemed necessary and advisable by MBNA, or its legal advisors. For example, but without limitation, MBNA may make adjustments to the Program to ensure that the Loan Accounts are open-end lines of credit under the Truth In Lending Act, as implemented by Regulation Z, and that the Loan Accounts offered under the Program are not covered by the Federal Trade Commission's "Holder Rule" (16 C.F.R. (S)443).

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(b)  PeoplePC Website Procedures / Notification of Decision: PeoplePC will maintain the appropriate links and textual information on its website to facilitate the submission of applications for Loan Accounts by the Members to MBNA. For each Completed Application decisioned by MBNA utilizing MBNA's then-current instant decisioning tool, MBNA shall promptly notify PeoplePC of the final credit decision.

(c) PeoplePC Product Marketing; Publicity: In connection with the promotion, offer or sale of PeoplePC Products, PeoplePC may refer to MBNA, the Program, or the Loan Accounts, provided, however, that should any PeoplePC Product advertising, solicitation or other materials make such reference, MBNA shall have the right of prior approval over all such materials, such approval not to be unreasonably withheld or delayed. PeoplePC shall provide MBNA with prompt and, where practicable, prior notice of all other publicity dealing with the Program and/or Loan Accounts (including, for example, press interviews) and all such publicity shall be accurate and consistent with the then-current materials provided or approved by MBNA. All such marketing and publicity shall be at PeoplePC's sole cost and expense. Notwithstanding the above, PeoplePC may respond to individual inquiries about the Program from Members on an individual basis, provided that said responses are accurate and consistent with the then-current materials provided or approved by MBNA. Any correspondence received by PeoplePC that is intended for MBNA (e.g., payments, billing inquiries, etc.) shall be forwarded to MBNA via overnight courier within two business days of receipt. All charges incurred for this service will be paid by MBNA.

(d) Educational and Loan Account Materials: If MBNA and PeoplePC agree to develop special marketing, educational or background materials, MBNA and PeoplePC shall develop such materials jointly. Both MBNA and PeoplePC shall have the right of prior approval over the final version of all such materials, such approval not to be unreasonably withheld.

(e) Compliance with Applicable Law: Subject to its right to review the website or other PeoplePC-controlled media whereby Loan Accounts are offered to Members or other consumers, and provided that PeoplePC has notified MBNA of website changes, MBNA shall be responsible for ensuring that the Loan Accounts are offered and processed in compliance with all applicable federal and state law. PeoplePC agrees to comply with MBNA's instructions regarding the offering and processing of Loan Accounts. Further, PeoplePC shall ensure that each of its employees, agents or representatives and all other persons who assist with offering or processing of Loan Accounts are educated and knowledgeable regarding the Referral Procedures, Loan Accounts and the laws, rules and regulations applicable to the offering and processing of Loan Accounts, and comply with the same. MBNA may monitor or test any credit solicitation process by PeoplePC employees, agents or representatives, including through off-site listening as permitted by law.

(f) Settlement of Loan Accounts: Payment of funds owing to PeoplePC as the result of PeoplePC Products financed by Loan Accounts shall be handled in the following manner. PeoplePC shall transmit to MBNA each day, but not more than once daily, to MBNA Hallmark Information Systems, Inc., (or other entity designated by MBNA) a settlement file pertaining to purchases made on Loan Accounts containing account number, amount of transaction, transaction date, and name and address of Customer and other agreed upon information. PeoplePC shall delay submission of each settlement file to MBNA until the corresponding PeoplePC Products have been shipped to the

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Customer. Provided PeoplePC submits settlement files as described above, MBNA shall credit the Settlement Account described on Schedule C hereto within (i) six (6) business days after MBNA's receipt of such settlement file for settlement pertaining to Completed Applications submitted in the direct marketing channel, and (ii) three (3) business days after MBNA's receipt of such settlement file for settlement pertaining to Completed Applications submitted in the internet marketing channel. The parties agree that MBNA's occasional deviation from these settlement times shall not constitute a material breach of this Agreement. For purposes of the prior sentence, "occasional deviation" shall mean not more frequently than five (5) occurrences in any given two-month period (beginning with the March/April 2000 period, followed by the May/June 2000 period, etc.), of MBNA's delaying settlement transmission. MBNA may deduct from the Settlement Account any amounts already credited which related to the Customer's legitimate rejection of the Loan Accounts, as permitted pursuant to federal law, rule or regulation.

(g) MBNA Customer Service Performance Standards: MBNA shall provide services to the Customers in accordance with MBNA's standard policies and practices in effect from time to time.

5.   CREDIT INFORMATION AND MEMBER INFORMATION

(a) The parties acknowledge and agree that Credit Information is confidential and proprietary to MBNA and that Membership Information is confidential and proprietary to PeoplePC. Both parties disclaim any property right or interest in confidential information that is the property of the other party. MBNA and PeoplePC agree, subject to restrictions which may now or in the future be imposed by applicable law, that they may share such information with the other for the purpose of marketing products and services to the Customers. Both parties agree that any such confidential information belonging to the other party coming into the possession of the non-owner party shall be held in absolute and strict confidence and shall not be shared, copied, sold or transferred to any other person in any manner whatsoever. Both parties agree to use such confidential information, regardless of which party may own such information, in a manner consistent with that party's respective privacy policy.

(b) MBNA and PeoplePC acknowledge and agree that, from time to time, either party may, in the operation of the Program, use the other party's confidential information. MBNA and PeoplePC agree that such use is limited to purposes directly necessary to the non-owner party's performance under this Agreement or as the owner party permits in writing. Both parties agree to comply with the reasonable request of the other party with respect to security procedures to maintain the confidentiality of the Credit Information and the Membership Information, including providing reasonable training and oversight of employees, agents and/or representatives who have access to such information.
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6.   TRADEMARKS

PeoplePC and MBNA each hereby grants the other party a limited, exclusive license to use its Trademarks solely in conjunction with the Program, including the promotion thereof, as evidenced by the granting party's prior written approval of any use of a Trademark pursuant to Sections 4(c)-(e). The Trademarks may not be used by any other person for any other reason except as specifically approved for the Program. This license shall remain in effect for the duration of this Agreement, and shall apply to the Trademarks, notwithstanding the transfer of such Trademarks by operation of law or otherwise to any permitted successor, corporation, organization or individual. Nothing in this Agreement prohibits PeoplePC or MBNA from granting to other persons a license to use the Trademarks in conjunction with the providing of any other service or product.

7.   DISPUTES AND REFUNDS.

(a) PeoplePC Responsibilities: PeoplePC shall promptly resolve Member disputes regarding PeoplePC, including any objection by a Customer to repayment of a Loan Account, whether arising directly or indirectly through MBNA or PeoplePC, and shall do so in a manner in satisfaction of applicable laws, rules and regulations.

(b) MBNA Responsibilities: MBNA shall promptly resolve Customer disputes regarding the grant or denial of an application for a Loan Account by MBNA, whether arising directly or indirectly through MBNA or PeoplePC, in a manner in satisfaction of applicable laws, rules and regulations.

(c) Mutual Responsibilities: In the event a Customer dispute encompasses matters set forth in both subsections (a) and (b) above, PeoplePC and MBNA shall use their reasonable efforts to jointly resolve such complaint.

(d) Refunds/Finance Charges: MBNA acknowledges and agrees that PeoplePC permits Members to cancel their memberships and obtain a full refund of the membership fee within 7 days of becoming a Member. PeoplePC does not permit any cancellation or return by a Member after the expiration of that 7-day period for disputes related to the quality of the PeoplePC Products. In the event of such refunds, PeoplePC will remit any funds that it has received from the canceling Customer directly to that Customer. Notwithstanding the above, MBNA reserves the right to charge back to PeoplePC the unpaid balance (plus accrued but unpaid fees and finance charges) of any Loan Account for which PeoplePC has failed to respond to MBNA regarding the PeoplePC decision for each Member dispute, as such obligation is set forth in 6(a) above, within 45 days from the date the dispute arose.

(e) PeoplePC Product Disputes: If Customers refuse to pay any amounts owing under a Loan Account due to legitimate, bona fide disputes about the ready availability of services or the fitness of goods constituting the PeoplePC Products, MBNA may from time to time provide information to PeoplePC regarding such disputes. PeoplePC shall research the disputes and provide prompt feedback to MBNA on the disputes. PeoplePC and MBNA shall negotiate in good faith to reduce the incidence and severity of such disputes. If the incidence and severity of the disputes are unacceptable to MBNA in its reasonable business judgment, and PeoplePC does not cure such disputes within forty
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five (45) days after receipt of notice from MBNA about such disputes, then MBNA reserves the right to terminate the Program upon forty five (45) days prior notice to PeoplePC.

8.   REPRESENTATIONS AND WARRANTIES

(a) Mutual Representations: PeoplePC and MBNA each represents and warrants to the other that as of the Effective Date and throughout the term of this
Agreement:

     1.   It is duly organized, validly existing and in good standing.

     2. It has all necessary power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

     3. This Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, receivership, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

     4. No consent, approval or authorization from any third party is required in connection with the execution, delivery and performance of this Agreement, except such as have been obtained and are in full force and effect.

     5. The execution, delivery and performance of this Agreement by such party will not constitute a violation of any law, rule, regulation, court order or ruling applicable to such party.

     6. It is currently meeting scheduled events with regard to its formulated plan to remediate any problems or issues arising from the Year 2000 Problem. The Year 2000 Problem as used herein means any significant risk that computer hardware or software used in the receipt, transmission, processing, manipulation, storage, retrieval, retransmission or other utilization of data or in the operation of mechanical or electrical systems of any kind will not, in the case of dates or time periods occurring after December 31, 1999, function as effectively as in the case of dates or time periods occurring prior to January 1, 2000.

     7. It has the right and power to license its Trademarks to the other party for use as contemplated by this Agreement.

(b) PeoplePC Representations: PeoplePC additionally represents and warrants to MBNA that as the Effective Date and throughout the term of the Agreement:

     1. It will comply in all material respects with the PeoplePC corporate fraud policy (attached hereto as Exhibit 3) and will give MBNA 60 days prior notice of any change to such fraud policy.

     2. It will comply in all material respects with any contract or terms of sale with the Customer and the terms of any warranty liability, express or implied, applicable to the PeoplePC Products financed or otherwise offered in connection with the Program
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     3.   All applications, agreements and other materials used for the Program shall be those supplied by MBNA specifically for the Program, and PeoplePC shall not have any knowledge of any material misstatements or omissions in any application submitted for a credit decision.

     4. All applications will be available to the public: (i) without regard to race, color, religion, national origin, sex, marital status, or age (provided the applicant has the capacity to enter into a binding contract) and (ii) not in any manner which would discriminate against an applicant or discourage an applicant from applying for a Loan Account.

     5. Financing will be made available only to consumers for personal, family or household purposes, and that no defense, set off, or counterclaim exists as to the sale of the PeoplePC Products as a result of any act or omission of PeoplePC or its employees or agents.

     6. PeoplePC has no obligation (whether arising out of contract or otherwise) to refer any Pre-Effective Date Application(s) to any third party lender, and has no knowledge of any reason why MBNA would incur any loss, liability, damage, expense, cause of action or claim (other than standard credit risk typically associated with MBNA's business) with regard to MBNA's decisioning the Pre-Effective Date Applications.

9.   PROGRAM ADJUSTMENTS

A summary of the current features of the Program is set forth in Schedule A. MBNA reserves the right to make periodic adjustments to the Program and its terms and features and shall give PeoplePC reasonable notice of any such material adjustments. Delaware and applicable federal law currently require each open-end credit account Customer be given the opportunity to reject a proposed change and pay the existing balance under the prior terms if the proposed adjustment increases the annual percentage rate on such account.

10.  CROSS INDEMNIFICATION

PeoplePC and MBNA each will indemnify and hold harmless the other party, its directors, officers, agents, employees, affiliates, insurers, successors and assigns (the "Indemnitees") from and against any and all loss, liability, damage, expense, cause of action, claim, and the reasonable and actual costs incurred in connection therewith ("Losses"), resulting from the material breach of this Agreement by PeoplePC or MBNA, respectively as the case may be, or its directors, officers or employees. PeoplePC will indemnify and hold harmless MBNA and its Indemnitees from and against any and all Losses arising from (i) any actual or alleged damages to any person or property arising from any PeoplePC Product; (ii) acts of fraud perpetrated by any Member in connection with a Loan Account application and acts of fraud by PeoplePC or its employees or agents, and (iii) the Pre-Effective Date Applications. Each party shall promptly notify the other party in the manner
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provided herein upon learning of any claims or complaints that may reasonably result in the indemnification by the other party.

11.  CONFIDENTIALITY OF AGREEMENT

The terms of this Agreement, any proposal, financial information and proprietary information provided by or on behalf of one party to the other party prior to, contemporaneously with, or subsequent to, the execution of this Agreement ("Information") are confidential as of the date of disclosure. Such Information will not be disclosed by such other party to any other person or entity, except as permitted under this Agreement or as mutually agreed in writing. MBNA and PeoplePC shall be permitted to disclose such Information (i) to their accountants, legal, financial and marketing advisors, and employees as necessary for the performance of their respective duties, provided that said persons agree to treat the Information as confidential in the above described manner and (ii) as required by law or by any governmental regulatory authority.

12.  STATE LAW GOVERNING AGREEMENT

This Agreement shall be governed by and subject to the laws of the State of Delaware (without regard to its conflict of laws principles) and shall be deemed for all purposes to be made and fully performed in Delaware.

13.  TERMINATION

(a) Breach; Notice; Cure: In the event of any material breach of this Agreement by MBNA or PeoplePC, the other party may terminate this Agreement by giving notice, as provided herein, to the breaching party. This notice shall (i) describe the material breach; and (ii) state the party's intention to terminate this Agreement. If the breaching party does not cure or substantially cure such breach within forty five (45) days after receipt of notice, as provided herein (the "Cure Period"), then this Agreement shall terminate forty five (45) days after the Cure Period.

(b) Mutual Termination Right: Either party shall have the right to terminate this Agreement upon ninety days prior written notice to the other; provided, however, that PeoplePC shall not be entitled to exercise this right of termination until such time as MBNA has received a minimum of two hundred and twenty thousand (220,000) Completed Applications generated through marketing channels approved by MBNA (such as the internet), exclusive of the Pre-Effective Date Applications.

(c) Insolvency: If either MBNA or PeoplePC becomes insolvent in that its liabilities exceed its assets, or is adjudicated insolvent, or take advantage of or is subject to any insolvency proceeding, or makes an assignment for the benefit of creditors or is subject to receivership, conservatorship or liquidation then the other party may immediately terminate this Agreement.

(d) Effect on Trademarks: Upon termination of this Agreement, each party shall, in a manner consistent with this Section of this Agreement, cease to use the other party's Trademarks. Each party agrees that upon such termination it will not claim any right, title, or interest in or to the Trademarks provided pursuant to this Agreement. However, each party may conclude all solicitation that is required by law.

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(e)  MBNA Right of Prior Review:  MBNA shall have the right to prior review and approval of any notice in connection with, relating or referring to the termination of this Agreement to be communicated by PeoplePC to the Members. Such approval shall not be unreasonably withheld. Upon termination of this Agreement, PeoplePC shall not attempt to cause the removal of the PeoplePC identification or Trademarks from any Customer's checks or records existing as of the effective date of the termination of this Agreement

14.  LIMITATION OF LIABILITY

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECULATIVE, INDIRECT, SPECIAL, OR PUNITIVE DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS OR LOST REVENUE, EVEN IF ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES, IN CONNECTION WITH PERFORMANCE UNDER THIS AGREEMENT.


15.  MISCELLANEOUS

(a) This Agreement cannot be amended except by written agreement signed by the authorized agents of both parties hereto.

(b) The obligations in Sections 2 (only with regard to PeoplePC's obligation to pay a discount to MBNA for Loan Accounts approved at approximately 10.95%); 3(b), 4(c), 5, 7, 10, 11, 12, 13(d), 13(e), and 14 shall survive any termination of this Agreement.

(c) The failure of any party to exercise any rights under this Agreement shall not be deemed a waiver of such right or any other rights.

(d) The section captions are inserted only for convenience and are in no way to be construed as part of this Agreement.

(e) If any part of this Agreement shall for any reason be found or held invalid or unenforceable by any court or governmental agency of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of this Agreement which shall survive and be construed as if such invalid or unenforceable part had not been contained herein.

(f) All notices relating to this Agreement shall be in writing and shall be deemed given (i) upon receipt by hand delivery, facsimile or overnight courier, or (ii) three (3) business days after mailing by registered or certified mail, postage prepaid, return receipt requested. All notices shall be addressed as follows:
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(1) If to PeoplePC:                       (2) If to MBNA:

        PeoplePC, Inc.                           MBNA America Bank, N. A.
        100 Pine Street, Suite 1100              400 Christiana Road, MS 1522
        San Francisco, CA 94108                  Newark, Delaware 19713
        Attention:  Dan Kohler                   Attention:  Ann Balthis
        Title  Chief Operating Officer           Title:  Director, Sales Finance
        Fax #: (415) 837-3857                    Fax #:  (302) 458-3516

Any party may change the address to which communications are to be sent by giving notice, as provided herein, of such change of address.

(g) This Agreement contains the entire agreement of the parties with respect to the matters covered herein and supersedes all prior promises and agreements, written or oral, with respect to the matters covered herein. Without the prior written consent of MBNA, which shall not be unreasonably withheld, PeoplePC may not assign any of its rights or obligations under or arising from this Agreement. MBNA may assign or transfer its rights and/or obligations under this Agreement without the written consent of PeoplePC, and shall give PeoplePC notice of any such assignment or transfer.

(h) MBNA and PeoplePC are not agents, representatives or employees of each other and neither party shall have the power to obligate or bind the other in any manner except as otherwise expressly provided by this Agreement.

(i) Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person other than PeoplePC and MBNA, their successors and assigns, any rights or remedies under or by reason of this Agreement.

(j) Neither party shall be in breach hereunder by reason of its delay in the performance of or failure to perform any of its obligations herein if such delay or failure is caused by strikes, acts of God or the public enemy, riots, incendiaries, interference by civil or military authorities, or compliance with governmental laws, rules, regulations.

(k) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties, by its representative, has executed this Agreement as of the Effective Date.

     MBNA AMERICA BANK, N.A.                     PEOPLEPC, INC.

By:       /s/ Thomas W. Horne              By:       /s/ Nick Grouf

Name:     Thomas W. Horne                  Name:     Nick Grouf

Title:    SEVP                             Title:    CEO

Date:     February 29, 2000                Date:     February 29, 2000
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                                  SCHEDULE A

TERMS AND FEATURES

Subject to (i) MBNA's right to vary the Program and its terms and features, and
(ii) the applicable agreement entered into between MBNA and each Customer:

LOAN ACCOUNTS

     1.   There is no annual fee.

     2. The current APR may be as low as approximately 10.95%; individual customers may receive a higher rate up to 26.99% depending on income and creditworthiness.

     3. The accounts may be used for any bona fide purpose, except it cannot be used solely to payoff or paydown another MBNA account.

     4.   Additional advances may be requested at any time.

     5. Customers may be offered other benefits under the Program, such as credit insurance and travel services.
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                                  SCHEDULE B

                             FINANCIAL ARRANGEMENT

I. Phase 1 Discount: For all Customers approved by MBNA at an APR of approximately 10.95%, PeoplePC shall subsidize the APR with a discount to MBNA as follows:

     700 basis points (seven percent) of the total U.S. Dollar amount of the initial PeoplePC Product purchase(s) made by Customers directly to Loan Accounts and processed via deposit into the Settlement Account.

II. Standard Discount: For all Customers approved by MBNA at an APR of approximately 10.95%, PeoplePC shall subsidize the APR with a discount to MBNA as follows:

     An amount calculated by subtracting 7.00% (seven percent) from the Prime Rate (as published in The Wall Street Journal on the last day of the preceding calendar quarter) multiplied by the total U.S. Dollar amount of the initial PeoplePC Product purchase(s) made by Customers directly to Loan Accounts and processed via deposit into the Settlement Account. If the Prime Rate drops to or below 7.00%, then during each such time that the Prime Rate is at or below 7.00%, PeoplePC's obligations to pay a discount to MBNA as set forth above shall be suspended.

                                  SCHEDULE C

               SETTLEMENT INFORMATION for all ACH transmissions



Name of Account Holder:    ______________

Name of Bank:              ______________

Account #:                 ______________

ABA #:                     ______________

                                  SCHEDULE D

            Attach IRS Form W-9 which has been executed by PeoplePC

                                   EXHIBIT 1


Capitalized but undefined terms used on this Exhibit 1 shall have the meanings given them in the relevant documentation between PeoplePC and each Member.

Part 1

Policy Statement

PeoplePC will protect customers from entry and use of fraudulent information by other individuals.

Policy Guidelines

Customer information that is collected for membership application will be verified at several points in the application process.

Process
     1. Customer credit information (Name, Address, social security, employer, annual income) will be used to run a credit check for customers applying for the PeoplePC Monthly Payment Plan. This will serve as verification that the person whose information was submitted for application is the person who applied for membership. If the credit check fails, the customer information will not be processed for the monthly membership plan.
     2. Upon delivery a signature is required and captured by the delivery service to be used for verification that the order was received by the appropriate person.


Part 2

Policy Statement

PeoplePC will protect customer information that is resident in the PeoplePC systems.

Policy Guidelines

Access to the system housing member information will be limited and regulated.

Procedure
     1. All call center representatives and PeoplePC employees must have a certificate installed on their desktop computer in order to access the PeoplePC OrderSupport system.
     2. Change made to member records in the Order Support Site are updated in the PeoplePC database.

     3. Distribution center employees do not have direct access to the PeoplePC OrderSupport System. Their access to information is through the distribution center system. Only name, address, and member number are available.
     4. Returns to PeoplePC are regulated by the distributor and PeoplePC Headquarters. Returns are not accepted without an RMA and credits for returned systems are not given without verification that the system has been received.